UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2010

RADIOSHACK CORPORATION
(Exact name of registrant as specified in its charter)

001-05571
(Commission File Number)

Delaware	75-1047710
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

300 RadioShack Circle, Mail Stop CF4-101	76102
Fort Worth, Texas	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2010, the Company announced that it had appointed Ms. Mary Ann Doran to the position of Senior Vice President – Human Resources.  Ms. Doran will report to Chairman and Chief Executive Officer Julian C. Day.

Before joining RadioShack, Ms. Doran served as Senior Vice President – Human Resources for Zale Corporation, where she began working in 1996.  Before working for Zale Corporation, she served as Executive Search Consultant for Kenzer Corporation, and Vice President – Human Resources for The Bombay Company, Inc. and Jordan Marsh Stores Corporation.

In connection with her appointment, the following sets forth Ms. Doran’s base salary, sign-on bonus, and 2010 annual bonus.

Annual Base Salary:  $250,000
Sign-on Bonus:  $10,000
2010 Annual Bonus:  $150,000

Ms. Doran’s annual target bonus is equal to 60% of her base salary and payment is subject to the Company achieving certain performance metrics and certain other terms and conditions.  Ms. Doran’s annual bonus for 2010 will be prorated for the period of time she is employed by the Company.

Ms. Doran will participate in the Company’s Long Term Incentive Compensation Plan covering calendar years 2010, 2011 and 2012, payable in 2013.  Under this three year plan, Ms. Doran’s target bonus is equal to 60% of her base salary, or $150,000.  Payment made pursuant to the three year plan referenced above is subject to the Company achieving certain performance metrics and certain other terms and conditions.  Ms. Doran's target bonus under this Long Term Incentive Compensation Plan will also be prorated for the period of time she is employed by the Company.

Ms. Doran will be eligible to receive annual grants of restricted stock and/or stock options commensurate with her position.  She will also be eligible to participate in the Company’s health and welfare plans, 401(k) plan, Officers’ Severance Program, and Executive Life and Long Term Disability benefits.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

The exhibits listed in the accompanying Index to Exhibits are furnished as part of this current report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 15th day of June, 2010.

RadioShack Corporation
(Registrant)

By: /s/ James F. Gooch
James F. Gooch
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release, dated June 15, 2010.